Exhibit 99.1

TEJON RANCH NAMES NEW PRESIDENT AND CEO

(Tejon Ranch, CA) Tejon Ranch Co. (NYSE: TRC) announced today that it has hired Gregory S. Bielli to be the Company’s new President and CEO. Bielli, who is 53, will replace the Company’s long standing CEO, Robert A. Stine when Stine retires at the end of this year. Bielli will join the Company in September and will be the President and Chief Operating Officer until Stine’s retirement.

Bielli has nearly 25 years experience in real estate, land acquisition, development and financing. He comes to Tejon Ranch most recently from Newland Communities, one of the nation’s largest and most successful master plan community developers. As President of Newland’s Western Region, Bielli was responsible for overseeing management of all operational aspects of Newland’s portfolio of master planned residential, commercial and retail real estate projects in the region. He was also responsible for growth and acquisitions in the region that includes the states of Arizona, California and Colorado.

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“We are very pleased Greg Bielli will be joining Tejon Ranch Company,” said Kent Snyder, Chairman of the Tejon Ranch Board of Directors. “We believe that with his skills, capabilities and experience, he is the ideal person to assume leadership of this great Company.”

“This is a tremendous opportunity for me and I’m grateful the Board is entrusting me with this important responsibility,” said Bielli. “Tejon Ranch has a remarkable legacy and Bob Stine’s 17 years at the helm has been a significant part of the story of Tejon Ranch. The Ranch has an equally exciting future and I’m happy to be chosen to lead the next chapter.”

Bielli earned a bachelor’s degree in Political Science from the University of Arizona in 1983. He and his wife Vicki will be relocating to Bakersfield, California.

Deb Barbanel, the Global Head of Real Estate for the executive search firm Russell Reynolds Associates, led the initiative on behalf of Tejon Ranch Company.

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About Tejon Ranch Company (NYSE: TRC)

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the company, visit www.tejonranch.com